ULURU Inc.
FINANCIAL SERVICES CONSULTING AGREEMENT
(Ram Associates LLC)

This Consulting Agreement is entered into as of December 4, 2018, by and between ULURU Inc., a Nevada corporation (the “Company”), with offices located at 4410 Beltway Drive, Addison, Texas 75001, and Ram Associates LLC (the “Consultant”), at 3420 E State Street, Trenton, NJ 08619.

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Consultant, and the Consultant desires to provide services to the Company, upon the terms and conditions set forth in this Consulting Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties set forth herein, each of the parties agrees as follows:

1. Consulting Services.  The Consultant agrees to provide consulting services to the Company during the term of this Agreement to be used with the Company or any of its affiliates, upon such terms and to the extent that the parties shall from time to time agree.  From and after January 1, 2019, P.K. Ramachandran (“PKR”) shall serve as the Chief Financial Officer (“CFO”) as a part of this contract and handle all accounting and financial reporting functions including compliance activities related with the Securities and Exchange Commission (“SEC”) or other governing agencies as well as develop data and tools to facilitate the operations and strategic planning for the Company.  From and after the date first set forth above, PKR shall serve as the controller of the Company, until PKR becomes CFO, provide such services as customarily performed by a controller. The nature of services to be provided by the Consultant to the Company shall include but not be limited to the following (the “Consulting Services”):

a.	Accounting data entry;
b.	Reviewing general ledger activity;
c.	Performing accounting reconciliations and account analysis;
d.	Post correcting journal entries;
e.	Preparing supporting schedules and analysis needed for the audit and quarterly reviews;
f.	Monthly account closings;
g.	Performing account research;
h.	Drafting technical accounting memos;
i.	Audit and quarterly reviews coordination including issues resolution
j.	Drafting footnotes, financial statements and other disclosures
k.	Activities related to the audit of the Company;
l.	Financial reporting;
m.	Payroll and payments to service providers;
n.	Preparation of Forms 10-K, Forms 10-Q, proxy statements and other required SEC filings as well as filings for other government agencies, as required;
o.	Maintenance of financial records;
p.	Other Corporate Controller duties as assigned;
q.	Virtualization of accounting documentation and processes;
r.	Review and upgrade of internal control processes as required;
s.	Scheduling and preparation of materials for board and annual general meetings including but not limited to consent forms, meeting minutes, etc.;
t.	Cash management and reporting including investment allocations, customer collections and A/R and A/P cycle management;
u.	Analysis and review of all overhead costs to identify areas for further cost reductions;
v.	Analysis and review of product costing;
w.	Provide other general financial information and analyses to assist with operations;
x.	Review and execution (subject to receiving authorization from the Company) of standard customer, consultant, employee, non-disclosure or other agreements;
y.	Preparation of due diligence and other financial and transaction related documents for fund raising or other strategic financing transactions;
z.	Due diligence and execution support for potential acquisitions or investments;
aa.	Work with management to proactively plan for future growth;
bb.	Provide financial and other related information required by the board to support their role;
cc.	Budget preparation and regular updates to budget and assessments of performance vs. budget;
dd.	Investor communications on financial and related matters;
ee.	Review and execution of management representation letters to auditors; and
ff.	Signing of all SEC filings and other documents as may be required to be signed in the principal financial officer and/or principal accounting officer capacity.
2. Term.  The term of this Agreement shall commence as of December 1, 2018 (the “Effective Date”) and shall continue until terminated as provided herein.  Either party may termination this Agreement for any, or no reason, upon 30 days’ advanced written notice (“Notice Period”); provided however, that upon termination, the Consultant may be required by the Company to continue to provide services until a reasonable transition plan is developed and implemented. In addition, either party may terminate this Agreement immediately by written notice if it is discovered that the other party has intentionally or in a willful, wanton or reckless manner made any material, false representation, report or claim relative to this Agreement or violated any law related to this Agreement. Upon termination, Consultant will immediately return to the Company all Confidential Information and all other property of the Company in Consultant’s possession. Upon termination, Consultant will receive no further compensation from Company; provided however, compensation previously earned and accrued by the Consultant will remain due and payable to the Consultant according to the payment terms defined in this Agreement.

3. Extent of Services. The Consultant represents and agrees that the execution, delivery, and performance of this Agreement does not and will not conflict with any other agreement, policy, or rule applicable to the Consultant including without limitation, any regulation, condition of employment or ethical rule to which the Consultant may be subject.
The Company understands that the nature of the services to be provided are part time and that the Consultant may be engaged in other business and consulting activities during the term of this Agreement. However, the Consultant agrees to devote Consultant’s best efforts to performing the Consulting Services. The Consultant agrees to not, without the prior written consent of the Company, undertake any assignments with other third parties that could create a conflict of interest with regard to the business activities of the Company and / or that may affect the Consultant’s ability to deliver his obligations under this Agreement in a timely and effective manner.
The Consultant will provide the Consulting Services in a professional manner exhibiting at least ordinary competence and skill for a CFO.  The Consultant shall prepare all financial statements and related record in accordance with generally accepted accounting principles and rules promulgated by the SEC.  In providing the Consulting Services, Consultant shall comply with all applicable laws, rules, procedures and standards. Consultant shall at no time make any false or misleading statements in any document filed with the SEC or delivered to the Company, its Board of Directors or any third party.

4. Compensation.  As compensation for the Consulting Services, the Company shall pay Consultant $5,833.33 per month in arrears. All payments will be made within 30 days of receipt of invoice from the Consultant.

5. Expenses.  The Company shall pay or reimburse the Consultant for all pre-approved reasonable travel, business and miscellaneous expenses incurred by the Consultant in performing its duties under this Agreement in accordance with the Company’s policies for reimbursement of such expenses.

6. Confidential Information.

          (a) While providing the Consulting Services to the Company and thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to the Consultants provision of the Consulting Services by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information except as reasonably required in the course of providing the Consulting Services (including in SEC filings). The term “Confidential Information’ as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include:
(i)   any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and
(ii)   the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales or business plan, strategy, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.

(b) The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represents information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for the purposes of this Agreement.

(c) The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

(d) Without limiting any of the foregoing, Consultant hereby acknowledges that Consultant is aware, that the federal and state securities laws prohibit any person who is in possession of material, non-public information concerning the matters which are subject of this Agreement from purchasing or selling securities of the Company (other than from or to the Company) and/or any other form, entity or organization which may be a party to a transaction, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. Consultant agrees that Consultant will not purchase or sell, or enter into any agreements with respect to the purchase or sale, of any securities of the Company (other than to or from the Company), including options, warrants and other derivative securities, unless and until all material, non-public information concerning the matters, which are subject of this agreement ceases to materialize or is fully disclosed to the public.

(e) Consultant agrees that the terms of this Agreement, including the terms of compensation, shall be kept confidential, unless so required by applicable law or regulation. The Company is free to include the Consultant as the Company’s advisor in any of its marketing and promotional materials and corporate presentations and may disclose the terms of this Agreement as required by applicable law or regulation.

7. Remedies.  The parties acknowledge that the remedies at law for the breach of the agreements and covenants set forth in Section 6 hereof are inadequate and that the Company shall be entitled to preliminary and permanent injunctive relief to the fullest extent available under applicable law enjoining the Consultant from engaging in any conduct constituting a breach of the agreements and covenants contained in Section 6 hereof. Such remedies shall be in addition to, and not in substitution of, any other remedies which the Company may have at law or in equity in the event of a breach or threatened breach of any of the foregoing agreements or covenants by the Consultant.

8. Status.  The Consultant shall at all times be an independent contractor, rather than a co-venturer, agent, employee or representative of the Company and will not not by reason of this Agreement or by reason of his Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company without the prior authorization of the Company.

9. Non Competition.  Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the term of this Agreement and for a period of two years after the termination of this Agreement (the “Restricted Period”), the Consultant shall not directly or indirectly (i) provide any services in the wound care and drug delivery segment (the “Field of Interest”) to any Person other than the Company, (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any person that has committed, or intends to commit, significant resources to the Field of Interest. Notwithstanding the foregoing, the Consultant may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the ‘over-the-counter” market.

10. Non-Solicitation.  During the Restricted Period, the Consultant shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the company during the Term) to terminate his or its employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who has during the Term of the Agreement, or was within the then-most recent 12 month period, a client, customer, supplier or other business partner or prospect of the Company.

11. Return of Property.   Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers or other business prospects which the Consultant may then possess or have under its control. The Consultant further agrees that upon termination of this engagement, Consultant shall not take any documents or data in any form or of any description containing or pertaining to Confidential Information.

12.     Indemnification.
Consultant will at all times, defend, indemnify and hold harmless Company, its officers, directors, successors and assigns (collectively, “Company Indemnified Parties”) from and against, and pay and reimburse the Company Indemnified Parties for, any and all liabilities, obligations, losses, damages, out of pocket costs or expenses arising out of or relating to claims of third parties with respect to (a) any alleged acts or omission of the Consultant in the performance of the activities contemplated hereby or any failure by Consultant to abide by any of the obligations set forth herein; (b) Consultant’s failure to comply with applicable laws, regulations, or guidelines; and (c) Consultant’s gross negligence or willful misconduct under this Agreement.

13.     Disparagement. Consultant agrees that during the course of the Agreement and after the termination of this Agreement with the Company, Consultant will not disparage the Company, its products, services, shareholders, agents or employees.

14. Compliance with Law, Regulations, Standards and Guidelines. Consultant shall perform Consulting Services hereunder in strict accordance with any and all applicable local, national, and international laws, regulations, and guidelines.

15. Notices.  Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or sent by certified or registered mail or overnight courier to the respective addresses set forth in the first paragraph of this Agreement or such other address as to which one party may have notified the other in such manner.

16. Applicable Law.  The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas without regard to its conflict of law provisions.

17. Severability.  In the event of the invalidity or unenforceability of any provision of this Agreement under applicable law, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other provisions of this Agreement.

18. Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party.  No waiver shall be valid unless in writing and signed by an authorized officer of the Company or the Consultant, as appropriate.

19. Binding Effect.  This Agreement shall be binding upon the parties and their respective successors and assigns.

20. Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to its subject matter hereof, and supersedes all prior discussions, negotiations and understandings between the parties with respect to such subject matter.  This Agreement may not be changed orally but only by a written instrument signed by the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

21. Arbitration Mandatory.  Both Parties hereby waive their right to bring any action against the other party in any court of competent jurisdiction, and agree to submit any action to resolve any dispute between the parties through arbitration in Dallas County, Texas pursuant to the rules set forth by the American Arbitration Association.  The prevailing party to any dispute shall be permitted to enforce any judgment or award against the other party in either a court in the State of Texas or in a Federal Court which sits in Texas.  The prevailing party shall also be entitled to an award of legal fees and costs associated with the arbitration.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first written above.

ULURU Inc.     Ram Associates LLC

By /s/Vaidehi Shah       /s/ PK Rmachandran
Vaidehi Shah           PK Ramachandran
Chief Executive Officer